Exhibit (11)

                             EATON VANCE MANAGEMENT
                            The Eaton Vance Building
                                255 State Street
                                Boston, MA 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054


                                                November 12, 2003

Eaton Vance Series Trust II
The Eaton Vance Building
255 State Street
Boston, MA  02109

Ladies and Gentlemen:

     Eaton Vance Series Trust II (the "Trust") is a Massachusetts business trust established under Massachusetts law with the powers and authority set forth under its Declaration of Trust, as amended (the "Declaration of Trust").

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. Furthermore, the Trustees may from time to time issue and sell or cause to be issued and sold shares of a series of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     Under the Declaration of Trust, the Trustees may, in connection with the acquisition of all or substantially all of the assets of another investment company or another investment company series, issue or cause to be issued shares and accept in payment therefor such assets at such value as may be determined by or under the direction of the Trustees.

     I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion, including (1) the Declaration of Trust, and (2) votes adopted by the Trustees on October 20, 2003.

     By votes adopted October 20, 2003, the Trustees of the Trust authorized the issuance of Class I shares of beneficial interest, without par value, of Eaton Vance Tax-Managed Emerging Markets Fund ("Tax-Managed Emerging Markets Fund"), a series of the Trust, in accordance with the terms of that certain Agreement and Plan of Reorganization relating to the merger of PIMCO PPA Tax-Efficient Structured Emerging Markets Fund, a series of PIMCO Funds: Multi-Manager Series, into Tax-Managed Emerging Markets Fund (the "Agreement").

     I understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of its shares of beneficial interest under the Securities Act of 1933, as amended.

Eaton Vance Mutual Funds Trust
November 10, 2003
Page Two

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1. Shares of beneficial interest of the Tax-Managed Emerging Markets Fund, a series of the Trust, to be issued in accordance with the Agreement may be legally and validly issued in accordance with the Declaration of Trust upon receipt by the Trust of payment in compliance with the Declaration of Trust and the Agreement and, when so issued and sold, will be fully paid and nonassessable by the Trust.

     I am a member of the Massachusetts bar and have acted as internal legal counsel of the Trust in connection with the transaction contemplated by the Agreement.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14 pursuant to the Securities Act of 1933, as amended.


                                        Very truly yours,

                                        /s/ Deidre E. Walsh
                                        ----------------------------------
                                        Deidre E. Walsh, Esq.
                                        Vice President